Exhibit 3.6

ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov

Certificate of Correction (PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81 82, 84,86,87,87A, 88, 88A, 89 AND 92A)
Filed in the office of /s/ Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 20120339809-17
Filing Date and Time 05/14/2012 11:55 AM
Entity Number E0301232006-1

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE FOR OFFICE USE ONLY

Certificate of Correction
(Pursuant to NRS Chapters 78, 78A,  80, 81, 82, 84,86,87,87A, 88, 88A, 89 AND 92A)

1. The name of the entity for which correction is being made:
JBI, INC

2. Description of the original document for which correction is being made :
Amendment to Certificate of Designation After Issuance of Class or Series.

3. Filing date of the original document for which correction is being made: May 10, 2012

4. Description of the inaccuracy or defect
The Certificate of Amendment file on May 10, 2012 failed to attach the Amended and Restated Designation

5. Correction of the inaccuracy of defect:
The Certificate of Designation, dated December 1, 2009 (as amended, the “Original Designation”), is hereby amended and restated in its entirety by replacing it with the Amended Certificate of Designations, Preferences and Rights of Series A Super Voting Stock of JBI, Inc. attached hereto (the “New Designation”).  The primary purpose of the New Designation is to remove the liquidation preference of the Series A Super Voting Preferred Stock , $0.001 par value per share, as set forth in Section 3 of the Original Designation.
SEE ATTACHED

6. Signature

	Chief Financial Officer	05/14/2012
Authorized Signature	Title	Date

*if entity is a corporation, it must be signed by an officer if stock has been issued. OR an incorporator or director if stock has not been issued a limited-liability company by a manage or managing member: a limited partnership by a general partner: a limited-liability partnership by a general partner a limited-liablity partnership by a managing partner a business trust by a trustee.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Exhibit 3.3

AMENDED

CERTIFICATE OF DESIGNATIONS,

PREFERENCES AND RIGHTS OF

SERIES A SUPER VOTING PREFERRED STOCK OF

JBI, INC.

JBI, Inc., a Nevada Corporation (the "Corporation", DOES HEREBY CERTIFY:

WHEREAS, the Board of Directors of the Corporation designated a series of Series A Super Voting Preferred Stock (as defined below) on December 1, 2009; and

WHEREAS, such Series A Preferred Stock was incorrectly designated with a liquidation preference; and

WHEREAS, such Series A Preferred Stock were issued in exchange for the retirement of 30,000 common shares in December 2009 by John Bordynuik: and

WHEREAS, the Board of Directors aide; Corporation deems it desirable and in the best interest of the corporation to amend the Certificate of Designation designated December 1, 2009; and

Pursuant to authority expressly granted and vested in the Board of Directors of the Corporation by the provisions of the Corporation's Certificate of Incorporation, as amended, the Board of Directors adopted the following resolution, subject to shareholder approval, on June 17, 2010 (i) authorizing the amendment of the previously designated 1,000,000 shares of Series A Super Voting Preferred Stock of the Corporation, as follows:

RESOLVED: That pursuant to the authority vested in the Board of Directors of the Corporation by the Corporation's Certificate of Incorporation (the "Certificate of Incorporation") as amended, and subject to shareholder approval, the 1,000,000, $0.001 par value per share Series A Super Voting Preferred Stock (the "Series A Super Voting Preferred Stock"), be, and it hereby is, amended such that the Series A Super Voting Preferred Stock shall not have a liquidation preference;

1.   Voting. Holders of the Series A Super Voting Preferred Stock shall have one hundred (100) times that number of votes on all matters submitted to the shareholders that each shareholder of the Corporation's Common Stock (rounded to the nearest whole number) is entitled to vote at each meeting of shareholders of the Corporation (and written actions of stockholders in lien of meetings) with respect to any and all matters presented to the shareholders of the Corporation for their action or consideration. Holders of the Series A Super Voting Preferred Stock shall vote together with the holders of Common Stock as a single class.

2.   Dividends. The holders of Series A Super Voting Preferred Stock shall not be entitled to receive dividends paid on the Corporation's Common Stock.

3.   No Conversion. The shares of Series A Super Voting Preferred Stock will not be convertible into shares of the Corporation's Common Stock.

4.   Vote to Change the Terms of our Issue Series A Super Voting Preferred Stock. The affirmative vote at a meeting duly called for such purpose, or the written consent without a meeting, of the holders of not less than fifty-one percent (51%) of the then outstanding shares of Series A Super Voting Preferred Stock shall be requited for (i) any change to the Corporation's Articles of Incorporation that would amend, alter, change or repeal any of the preferences, limitations or relative rights of the Series A Super Voting Preferred Stock, or (ii) any issuance of additional shares of Series A Super Voting Preferred Stock.

5.   Notice. In case at any time:

  (a)   the Corporation shall or for subscription pro rata to the holders of its Common Stock any additional shares of stock of any claas or other rights; or

  (b)   there shall be any Organic Change;

then, in any one or more of such cases, the Corporation shall give, by first class mail, postage, prepaid, or by facsimile or by recognized overnight delivery service to non-U.S. residents, addressed to the Registered Holders of the Sales A Super Voting Preferred Stock at the address off each such Holder as shown on the books of the Corporation, (i) at least twenty (20) Trading Dry prior written notice of the dab on which the books of the Corporation shall dome or a record shall be taken for such subscription rights or kr determining rights to vote in respect of ray such Organic Change and (ii) In the case of any such Organic Change, at least twenty (20) Trading Days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with clause (ii) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such Organic Change.

6.   Record Owner. The Corporation may deam the person in whose name shares of Series A Super Voting Preferred Stock shall be registered upon the registry books of the Corporation to be, and may treat him as, the absolute owner of the Series A Super Voting Preferred Stock for the purposes of conversion and for all other purposes, and the Corporation shall not be affected by any notice to the contrary. All such payments and such conversion shall be valid and effective to satisfy and discharge the liabilities arising under this Certificate of Designation to the extent of the sum or sums so paid or the conversion so made.

7.   Register. The Corporation shall maintain a transfer agent, which may be the transfer agent for the Common Stock or the Corporation itself, for the registration of the Series A Super Voting Preferred Stock. Upon any transfer of shares of Series A Super Voting Preferred Stock in accordance with the provisions hereof, the Corporation shall register or cause the transfer agent to register such transfer on the Stock Register.

INTENTIONALLY BLANK SIGNATURE PAGE FOLLOWS

[Signature Page to the Board of Directors Representation]